Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Owens Corning

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	Other	1,106,768	$175.325(2)	$194,044,099.60	0.0001476	$28,640.91
Total Offering Amounts					$194,044,099.60		$28,640.91
Total Fee Offsets							$0
Net Fee Due							$28,640.91
(1)

This Registration Statement on Form S-8 (this “Registration Statement”) covers 1,106,768 shares of the Registrant’s common stock, par value $0.01 per share (“Owens Corning Common Stock”), issuable pursuant to the Masonite International Corporation 2021 Omnibus Incentive Plan (the “2021 Plan”). Pursuant to Rule 416 of the Securities Act of 1933 (the “Securities Act”), the Registration Statement also covers such additional shares of Owens Corning Common Stock as may become issuable pursuant to the anti-dilution provisions of the 2021 Plan.

(2)

Estimated solely for the purposes of determining the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act, on the basis of the average of the high and low sale prices of Owens Corning Common Stock on the New York Stock Exchange on May 8, 2024, which is a date within five business days prior to filing.